Exhibit 99.1

News Release

Winnebago Industries Announces Election of Bob Olson to Position of Chairman, CEO and President

– Cash Dividend Announced –

FOREST CITY, Iowa–(BUSINESS WIRE)–March 27, 2008–Winnebago Industries, Inc. (NYSE:WGO), Board of Directors yesterday accepted the letter of resignation of Bruce Hertzke from the Board and from his position as Chairman of the Board and Chief Executive Officer effective May 5, 2008. The Board announced the appointment of Bob Olson to the Company’s Board of Directors and the election of Olson to the position of Chairman of the Board and Chief Executive Officer, in addition to his current position of President, also effective May 5, 2008.

Hertzke, 56, is a 36-year veteran of the Company and has held the position of Chairman and CEO since April 1998. He was elected to the additional position of President in May 1998 and relinquished that position in 2005 as part of the Company’s succession plan.

Olson, 56, is a career Winnebago Industries executive with 38 years of service with the Company. He has served as President since May 2007. Olson joined Winnebago Industries in 1969 as an hourly production employee, serving in various material and management positions prior to becoming the General Manager of Fabrication in 1986. In 1996 he was appointed Vice President of Manufacturing and in 2006 he became Senior Vice President of Operations.

Independent Board member John E. Herlitz, 65, who had served on the Company’s Board since 2005, died on March 23, 2008. Mr. Herlitz served on the Company’s Sales and Marketing and Human Resources Committees. No successor has yet been named to fill the resulting vacancy on the Board, Sales and Product Development and Human Resources Committees.

In separate action, the Board of Directors declared a quarterly cash dividend of 12 cents a share, payable on July 8, 2008 to shareholders of record as of June 6, 2008.

About Winnebago Industries

Winnebago Industries, Inc. is a leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

MULTIMEDIA AVAILABLE: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5643772

CONTACT:

Winnebago Industries, Inc.
Sheila Davis, 641-585-6803
PR/IR Manager
sdavis@winnebagoind.com

SOURCE:
Winnebago Industries, Inc.